SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 15

    Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or
    Suspension of Duty to File Reports Under Sections 13 and 15(d) of
               the Securities Exchange Act of 1934

                  Commission File Number 1-10861


                  Guaranty National Corporation

     (Exact name of registrant as specified in its charter)

  9800 South Meridian Boulevard, Englewood, Colorado 80112   (303) 754-8400

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock

       (Title of each class of securities covered by this Form)

                              None
      ---------------------------------------------------------

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]  Rule 12h-3(b)(1)(ii)   [ ]

          Rule 12g-4(a)(1)(ii)  [ ]  Rule 12h-3(b)(2)(i)    [ ]

          Rule 12g-4(a)(2)(i)   [ ]  Rule 12h-3(b)(2)(ii)   [ ]

          Rule 12g-4(a)(2)(ii)  [ ]  Rule 15d-6             [ ]

          Rule 12h-3(b)(1)(i)   [X]

  Approximate number of holders of record as of the certification or notice date:

                                  9
 ---------------------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Guaranty National Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 16, 1997      BY: s/Michael L. Pautler
                                  ----------------------------
                                  Michael L. Pautler
                                  Senior Vice President - Finance
                                  and Treasurer